Exhibit 13.2

CONSENT OF DAVID ST. CLAIR DUNN

I have reviewed the Annual Report of Levon Resources Ltd. on Form 20-F for the fiscal year ended March 31, 2006, which includes information derived from my technical report on the Congress Property dated November 15, 2005, entitled “Report on the Trenching, Drilling and Metallurgical Testing on the Congress Property, Lillooet Mining Division, British Columbia, Canada”, and I concur that the information as set forth is an accurate summary of my report. I further consent to the use of my name in the Annual Report.

Dated: March 28, 2007	/s/ David St. Clair Dunn
David St. Clair Dunn, P. Geo